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                                                                  EXHIBIT (p)(3)


                        KENSINGTON INVESTMENT GROUP, INC.

                                 CODE OF ETHICS
                               (Rule 17j-l Policy)

                  Governing Purchase and Sale of Securities by
                        Officers, Directors and Employees
                           Effective February 1, 2000


I.      Definitions

        1. Access Person - each director or officer of the Adviser and any Advisory Person.

        2.      Act - Investment Company Act of 1940.

        3.      Adviser - Kensington Investment Group, Inc.

        4. Advisory Person - includes (a) any natural person in a control relationship (25% ownership) to the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund, and (b) each employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund or whose functions relate to the making of any recommendations with respect to the purchases or sales.

        5. Beneficial Ownership - generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under
                Section 15 of the Securities Act of 1934. Among other things, beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

        6.      Code - this Code of Ethics.

        7. Compliance Officer - person designated by the Adviser's Board of Directors to fulfill the responsibilities assigned to the Compliance Officer hereunder.

        8. Covered Security - any security as defined in Section 2(a)(16) of the Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding (a) direct obligations of the U.S. Government, (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality


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                short-term debt instruments, including repurchase agreements, and (c) shares of open-end investment companies.

        9. Fund - a registered investment company for which the Adviser acts as investment adviser.

        9. Initial Public Offering - an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

        10. Investment Personnel or Investment Person (a) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; or (b) any natural person who controls the Adviser and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by the Fund. Investment Personnel are Advisory Persons.

        11. Limited Offering - an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
                Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that Act.

        12. Portfolio Manager - those employees of the Adviser authorized to make investment decisions on behalf of a Fund.

        11. Security held or to be acquired - any Covered Security that, within the most recent 15 days (i) is or has been held by a Fund, (ii) is being considered by a Fund or by the Adviser for purchase by the Fund, or (iii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.

II.     Legal Requirement

        Rule 17j-l under the Investment Company Act of 1940 makes it unlawful for the adviser, distributor, any director, officer or employee or other affiliated person of a Fund or of the adviser or distributor, in connection with the purchase and sale by such person of a "security held or to be acquired" by a
Fund:

        1.      To employ any device, scheme or artifice to defraud a Fund;

        2. To make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;


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        3.      To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon or a Fund;
                or

        4.      To engage in any manipulative practice with respect to a Fund.

        To assure compliance with these restrictions, the Adviser agrees to be governed by the provisions contained in this Code.

III.    General Principles

        The Adviser shall be governed by the following principles and shall apply them to its Access Persons.

        1. No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l set forth above.

        2. The interests of a Fund and its shareholders are paramount and come before the interests of any Access Person or employee.

        3. Personal investing activities of all Access Persons and employees shall be conducted in a manner that shall avoid actual or potential conflicts of interest with a Fund or its shareholders.

        4. Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of a Fund or its shareholders.

IV.     Substantive Restrictions

        1. The price paid or received by a Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:

                A. no Access Person shall enter an order for the purchase or sale of a security which a Fund is, or is considering, purchasing or selling until the day after the Fund's transactions in that security have been complete; and

                B. a Portfolio Manager of a Fund may not buy or sell a security within seven days before or after that Fund trades in the security.

                C. The foregoing restrictions shall not apply to the following transactions unless the Compliance Officer determines that such transactions violate the General Principles of this Code:

                        (a)     reinvestments of dividends pursuant to a plan;


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                        (b)     transactions in: short-term securities issued or
                                guaranteed by an agency or instrumentality of the U.S. Government; bankers' acceptances; U.S. bank certificates of deposit; and commercial paper;

                        (c) transactions in which direct or indirect beneficial ownership is not acquired or disposed of;

                        (d) transactions in accounts as to which an Access Person has no investment control,

                        (e) transactions in accounts of an Access Person for which investment discretion is not retained by the Access Person but is granted to any of the following that are unaffiliated with the Adviser or with any Fund sub-adviser or distributor: a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied:

                                1       The terms of the account agreement
                                        ("Agreement") must be in writing and
                                        filed with the Compliance Officer prior
                                        to any transactions;

                                2 Any amendment to the Agreement must be filed with the Compliance Officer prior to its effective date; and

                                3 The Agreement must require the account manager to comply with the reporting provisions of Section V.6 of this Code.

                        (f) transactions in securities in connection with an employer sponsored or other tax qualified plan, such as a 401(k) plan, an IRA, or ESOP, in an amount not exceeding $1,000 in any calendar month.

        2. No Investment Person may, without first obtaining approval from the Compliance Officer, directly or indirectly acquire beneficial ownership of any securities issued as part of an Initial Public Offering or a Limited Offering. Any such approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to such Investment Person because of his or her position with a Fund. Any such Investment Person who has been authorized to acquire securities in a Limited Offering must disclose his or her interest if he or she is involved in a Fund's consideration of an investment in such issuer. Any decision to acquire such issuer's securities on behalf of a Fund shall be subject to review by Investment Persons with no personal interest in the issuer.


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        3.      An Investment Person must not accept gifts that would be deemed of "material value under Section 2830(l) of the Conduct Rules of The National Association of Securities Dealers from any entity doing business with or on behalf of a Fund, the Adviser or a Fund sub-adviser or distributor.

        4. An Investment Person shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

        5. Any profits derived from securities transactions in violation of paragraphs 1, 2 or 3 of this Section IV, shall be forfeited and paid to the appropriate Fund or Funds for the benefit of its or their shareholders. Gifts accepted in violation of paragraph 4 of this Section IV shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of any affected Fund and its shareholders.

V.      Access Person Reports

        1. Initial Holdings Report. Within 10 days of commencement of employment by the Adviser or otherwise assuming the status of "Access Person," and annually thereafter, each Access Person shall disclose in writing, in a form acceptable to the Compliance Officer, all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported includes:

                A. title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership interest when the person became an Access Person;

                B. name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

                C.      the date the report is submitted by the Access Person.

        2. Quarterly Transaction Report. Unless the following information would duplicate information provided pursuant to paragraph V.6, below, each Access Person shall report to the Compliance Officer within 10 days of the end of each calendar quarter:

                A. with respect to any transaction during the quarter in a Covered Security in which the Access person had any direct or indirect beneficial ownership:


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                        (a)     the date of the transaction, the title, the
                                interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                        (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        (c) the price of the Covered Security at which the transaction was effected;

                        (d) the name of the broker, dealer or bank with or through which the transaction was effected; and

                        (e) the date that the report is submitted by the Access Person.


                B. with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access
                        Person:

                        (a) the name of the broker, dealer or bank with whom the Access Person established the account;

                        (b)     the date the account was established; and

                        (c) the date that the report is submitted by the Access Person.


        3. Annual Holdings Report. Each Access Person shall report annually, within 10 days of the close of each calendar year, the following information, which must be current as of a date no more than 30 days before the report is submitted:

                A. the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                B. the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                C.      the date the report is submitted.

        4. Any report required to be submitted pursuant to this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.


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        5.      Each Access Person shall obtain the prior approval of the
                Compliance Officer of all personal securities transactions in Covered Securities.

        6. Each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest shall arrange that the broker shall mail directly to the Compliance Officer at the same time they are mailed or furnished to such Access Person (a) duplicate copies of brokers' advice covering each transaction in Covered Securities in such account and (b) copies of periodic statements with respect to the account.

        7. Exceptions from Reporting Requirements. A person need not submit reports pursuant to this Section V with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control;

        8. Promptly after the adoption of this Code, and promptly after a person becomes an Access Person, the Compliance Officer shall notify each Access Person that he or she is subject to the reporting requirements of this Code, and shall deliver a copy of this Code to each Access Person. The Compliance Officer shall annually obtain written assurances from each Access Person that he or she is aware of his or her obligations under this Code and has complied with the Code and with its reporting requirements.

        9. The Compliance Officer shall develop and implement procedures for the review by appropriate management or compliance personnel of reports submitted pursuant to this Code and for monitoring of personal investment activity by Access Persons that would identify abusive or inappropriate trading patterns or other practices of Access Persons. The Compliance Officer shall report on such procedures to the Board of Directors of a Fund upon request.

VI.     Reports to the Board

        1. The Compliance Officer of the Adviser shall report in writing to the Board of Directors of a Fund at least annually regarding the following matters not previously reported:

                A. Significant issues arising under the Adviser's Codes of Ethics, including material violations of the Code of Ethics, violations that, in the aggregate, are material, and any sanctions imposed;

                B. Significant conflicts of interest involving the personal investment policies of the Adviser, even if they do not involve a violation of the Code of Ethics; and


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                C.      The results of monitoring of personal investment
                        activities of Access Persons in accordance with the procedures referred to in Section V.9 hereof.

                Each such report shall certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the relevant Code of Ethics.

        2. The Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Board of Directors under Section VI.1 if he or she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on a Fund in connection with its holding or acquisition of the security or that no other material violation of this Code has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

        3. The Board of Directors of a Fund may impose such sanctions or further sanctions, in addition to any forfeitures imposed pursuant to Section IV.5 hereof, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

        4. In addition to the annual report required by Section VI.1, the Compliance Officer shall report to a Fund's compliance officer promptly, but no later than the Fund's next board meeting, regarding serious violations of the Adviser's Code.

VII.    Recordkeeping

        1. The Adviser shall maintain the following records at its principal offices:

                A. this Code and any related procedures, and any code that has been in effect during the past five years shall be maintained in an easily accessible place;

                B. a record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

                C. a copy of each report under this Code by (or duplicate brokers' advice for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

                D. a record of all persons, currently or within the past five years, who are or were required to make or to review reports under Section V.1, 2 or 3, to be maintained in an easily accessible place;


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                E.      a copy of each report under Section VI.1 by the
                        Compliance Officer to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

                F. a record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.


VIII.   Approval Requirements

        The Code and any material changes to the Code must be approved by each Fund's board of directors. Each such approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving the Code or any amendment thereto, the board of directors of a Fund must receive a certification from the Adviser that the Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics. The Code must be approved by the board of directors of each Fund by September 1, 2000, and any material change to the Code must be approved by each Fund's board within six months after the adoption of the change.


        Dated: February 1, 2000



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